Exhibit 99.1

Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three Months Ended March 31, 2014

HOUSTON, Texas – April 24, 2014 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months ended March 31, 2014. The Company reported net income of $34.8 million, or $0.24 per share, for the first quarter of 2014, compared to net income of $56.2 million, or $0.38 per share, for the quarter ended March 31, 2013. Revenues for the first quarter of 2014 were $678 million, compared to $667 million for the first quarter of 2013.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “We experienced strong growth in our rig count, which averaged 193 rigs in the United States during the first quarter of 2014, an increase of 10 from 183 rigs in the fourth quarter of 2013. In Canada, our average rig count increased to 10 rigs in the first quarter from nine rigs in the fourth quarter. Our rig count in the United States continues to grow, and we expect to average 199 rigs operating during April, while in Canada our rig count is being impacted by the annual seasonal decline in activity and is expected to average one rig during April.”

Mr. Hendricks added, “Average rig revenue per day was $23,380 during the first quarter. Excluding the impact of early termination revenues in the fourth quarter, average rig revenue per day increased $210 from $23,170 in the fourth quarter.

“Average rig operating costs per day in the first quarter were $13,780, an increase of $270 per day from the fourth quarter as we incurred additional costs related to rig reactivations and typical first quarter payroll taxes. Accordingly, excluding the positive impact from the early termination revenues in the fourth quarter, average rig margin per day was $9,600 in the first quarter compared to $9,660 in the fourth quarter.

“We completed three new APEX® rigs during the first quarter, bringing our APEX® rig fleet to 127 rigs. Since our last earnings release we have signed contracts on four of the rigs to be completed in 2014 and one rig to be completed in 2015. We expect to complete 20 rigs in 2014 and all either have signed contracts, or are committed and awaiting signature by customers.

“We will continue to build rigs to meet customer demand. Given the recent surge in demand for high-spec APEX® rigs, we have increased the number of rigs in our construction program by adding six rigs. We now expect to complete 23 rigs through the four quarters ending March 2015.

“As of March 31, 2014, we had term contracts for drilling rigs providing for approximately $1.04 billion of future dayrate drilling revenue. Based on contracts currently in place, we expect an average of 137 rigs operating under term contracts during the second quarter, and an average of 111 rigs operating under term contracts during the remaining three quarters of 2014.

“As previously announced, in pressure pumping, our Appalachian operations were negatively impacted by unusually severe weather during the first quarter. Nonetheless, revenues increased sequentially to $240 million in the first quarter from $234 million in the fourth quarter. Our gross margin decreased sequentially to 16.8% of revenues as a result of having crews and equipment on location that were unable to provide revenue generating services during the unusually severe weather. While on location, we continued to incur labor, demurrage and other costs, including fuel costs to run our equipment in order to protect it in these extraordinary weather conditions,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “Since bottoming in July 2013, the horizontal rig count in the United States has increased by more than 150 rigs, leaving high-spec rigs in short supply across the industry. Having transformed the Company, we are well positioned to benefit from the strong demand for our growing fleet of high-spec rigs. During the first quarter, our fleet of APEX® rigs achieved better than 97% utilization.

“The increase in horizontal drilling activity is positively impacting our pressure pumping operations. The increase in horizontal drilling activity and frac intensity is increasing demand for pressure pumping. While the pressure pumping industry continues to be over-supplied, we believe the incremental demand is moving the industry toward equilibrium. Within our fleet, we expect activity will recover in the northeast, as weather in the second quarter is expected to be more accommodating. Additionally, in the southwest, activity is expected to remain strong due to increasing horizontal activity in the Permian.

“Commodity prices remain favorable for increasing activity levels, and we remain positive about the outlook for both contract drilling and pressure pumping. We believe that with the short supply of high-spec rigs, the industry is at the point where in previous cycles dayrates accelerated,” he concluded.

The Company declared a quarterly dividend on its common stock of $0.10 per share, to be paid on June 26, 2014 to holders of record as of June 12, 2014.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended March 31, 2014 is scheduled for today, April 24, 2014 at 9:00 a.m. Central Time. The dial-in information for participants is 866-318-8619 (Domestic) and 617-399-5138 (International). The access code for both numbers is 59059477. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks. A telephonic replay will be available through May 1, 2014 at 888-286-8010 (Domestic) and 617-801-6888 (International) with the access code 79747720.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries have more than 275 marketable land-based drilling rigs and operate primarily in oil and natural gas producing regions in the continental United States, Alaska, and western and northern Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for our services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction; equipment specialization and new technologies; adverse industry conditions; adverse credit and equity market conditions; difficulty in building and deploying new equipment; difficulty in integrating acquisitions; shortages, delays in delivery and interruptions of supply of equipment, supplies and materials; weather; loss of key customers; liabilities from operations; ability to effectively identify and enter new markets; governmental regulation; ability to realize backlog; and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Consolidated Condensed Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
REVENUES	$678,168	$667,039
COSTS AND EXPENSES
Direct operating costs	454,141	418,150
Depreciation, depletion, amortization and impairment	147,322	136,435
Selling, general and administrative	19,673	17,397
Net (gain) loss on asset disposals	(1,744)	125

Total costs and expenses	619,392	572,107

OPERATING INCOME	58,776	94,932

OTHER INCOME (EXPENSE)
Interest income	176	173
Interest expense	(7,188)	(6,766)
Other	—	19

Total other expense	(7,012)	(6,574)

INCOME BEFORE INCOME TAXES	51,764	88,358
INCOME TAX EXPENSE	16,942	32,128

NET INCOME	$34,822	$56,230

NET INCOME PER COMMON SHARE
Basic	$0.24	$0.38
Diluted	$0.24	$0.38
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	142,892	144,827

Diluted	145,099	146,783

CASH DIVIDENDS PER COMMON SHARE	$0.10	$0.05

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2014	2013
Contract Drilling:
Revenues	$425,903	$419,094
Direct operating costs	$251,059	$247,072
Margin (1)	$174,844	$172,022
Selling, general and administrative	$1,648	$1,851
Depreciation, amortization and impairment	$106,119	$97,622
Operating income	$67,077	$72,549
Operating days – United States	17,325	16,957
Operating days – Canada	889	946
Total operating days	18,214	17,903
Average revenue per operating day – United States	$23.00	$22.94
Average direct operating costs per operating day – United States	$13.47	$13.49
Average margin per operating day – United States (1)	$9.53	$9.45
Average rigs operating – United States	193	188
Average revenue per operating day – Canada	$30.84	$31.76
Average direct operating costs per operating day – Canada	$19.98	$19.29
Average margin per operating day – Canada (1)	$10.86	$12.47
Average rigs operating – Canada	10	11
Average revenue per operating day – Total	$23.38	$23.41
Average direct operating costs per operating day – Total	$13.78	$13.80
Average margin per operating day – Total (1)	$9.60	$9.61
Average rigs operating – Total	202	199
Capital expenditures	$124,923	$134,383
Pressure Pumping:
Revenues	$240,261	$231,160
Direct operating costs	$199,808	$168,156
Margin (2)	$40,453	$63,004
Selling, general and administrative	$4,868	$4,253
Depreciation, amortization and impairment	$34,042	$30,236
Operating income	$1,543	$28,515
Fracturing jobs	243	266
Other jobs	880	1,142
Total jobs	1,123	1,408
Average revenue per fracturing job	$914.73	$784.60
Average revenue per other job	$20.43	$19.66
Total average revenue per job	$213.95	$164.18
Total average costs per job	$177.92	$119.43
Total average margin per job (2)	$36.02	$44.75
Margin as a percentage of revenues (2)	16.8%	27.3%
Capital expenditures	$36,297	$30,234
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$10,331	$15,395
Revenues – Natural gas and liquids	$1,673	$1,390
Revenues – Total	$12,004	$16,785
Direct operating costs	$3,274	$2,922
Margin (3)	$8,730	$13,863
Depletion	$4,994	$5,723
Impairment of oil and natural gas properties	$1,033	$1,899
Operating income	$2,703	$6,241
Capital expenditures	$8,684	$8,664
Corporate and Other:
Selling, general and administrative	$13,157	$11,293
Depreciation	$1,134	$955
Net (gain) loss on asset disposals	$(1,744)	$125
Capital expenditures	$468	$880
Total capital expenditures	$170,372	$174,161

(1) For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.
(2) For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Total average margin per job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.
(3) For Oil and Natural Gas Production and Exploration, margin is defined as revenues less direct operating costs and excludes depletion and impairment.
	March 31,	December 31,
Selected Balance Sheet Data (Unaudited):	2014	2013
Cash and cash equivalents	$257,746	$249,509
Current assets	$851,251	$808,650
Current liabilities	$457,691	$354,277
Working capital	$393,560	$454,373
Current portion of long-term debt	$10,000	$10,000
Long-term debt	$680,000	$682,500

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2014	2013
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income	$34,822	$56,230
Income tax expense	16,942	32,128
Net interest expense	7,012	6,593
Depreciation, depletion, amortization and impairment	147,322	136,435

EBITDA	$206,098	$231,386

Total revenue	$678,168	$667,039
EBITDA margin	30.4%	34.7%
EBITDA by operating segment:
Contract drilling	$173,196	$170,171
Pressure pumping	35,585	58,751
Oil and natural gas	8,730	13,863
Corporate and other	(11,413)	(11,399)

Consolidated EBITDA	$206,098	$231,386

(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements.
EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.

PATTERSON-UTI ENERGY, INC.
Impact of Early Termination Revenue (Unaudited)
First Quarter of 2014 and Fourth Quarter of 2013
(dollars in thousands)
	First Quarter	Fourth Quarter
	2014	2013	Change
Operating days	18,214	17,709	505

Contract drilling revenue	$425,903	$412,667	$13,236
Less early termination revenue	—	2,369	(2,369)

Contract drilling revenue excluding early termination revenue	425,903	410,298	15,605
Direct operating costs	251,059	239,166	11,893

Margin excluding early termination revenue	$174,844	$171,132	$3,712

Average contract drilling revenue per operating day	$23.38	$23.30	$0.08
Less average early termination revenue per operating day	—	0.13	(0.13)

Average contract drilling revenue excluding early termination revenue per operating day	23.38	23.17	0.21
Average direct operating costs per operating day	13.78	13.51	0.27

Average margin excluding early termination revenue per operating day	$9.60	$9.66	$(0.06)